Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President and CFO
517/372-9200

Neogen reports 13% increase in net income

LANSING, Mich., March 26, 2015 — Neogen Corporation (NASDAQ: NEOG) announced today that its net income for the third quarter of fiscal 2015, which ended Feb. 28, increased 13% to $7,454,000, when compared to the prior year’s $6,575,000. Earnings per share in the current quarter were $0.20, compared to $0.18 a year ago. Current year-to-date net income increased 17% over prior year to $24,142,000, or $0.65 per share, compared to $20,621,000, or $0.56 per share, for the same period a year ago.

Revenues for the third quarter of fiscal 2015 increased 10% to $68,409,000, from the previous year’s third quarter revenues of $61,996,000. This increase was aided by recent acquisitions completed by the company, and was achieved despite top line currency adjustments of approximately $1.5 million resulting from currency weakness in our international markets. Overall organic growth for the company was 7% for the quarter. The quarterly revenue and net income results represent third quarter records for the 32-year-old company. Year to date, fiscal 2015 revenues increased 14% to $204,463,000 from fiscal 2014’s $180,143,000.

“We are pleased to report strong third quarter results despite the negative currency headwinds we were up against. We seized existing opportunities by responding to expanding market testing needs for spice blends and toxin in wheat, and made advancements in a number of key market segments,” said James Herbert, Neogen’s chief executive officer and chairman. “We continue to believe that a large part of our growth potential is outside of the United States. We will continue to expand Neogen’s footprint into areas where significant growth potential exists, and refine our currency strategies in an attempt to mitigate adverse effects.”

The third quarter was the 92nd of the past 97 quarters that Neogen reported revenue increases as compared with the previous year — including all consecutive quarters in the last nine years.

Neogen’s gross margin was 49.3% in the third quarter, essentially flat compared to 49.5% for fiscal 2014’s third quarter. Operating income increased 18% in the quarter compared to the prior year, primarily driven by the increased revenues. Operating income as a percentage of sales was 17.8% in the current quarter, as compared to 16.6% in the third quarter of the company’s 2014 fiscal year.

“The adverse effects of the currency fluctuations we faced in the current quarter were evident in the sales of our Scotland-based Neogen Europe operations, which recorded a solid 12% increase in revenue in local currency. However, after converting the revenues from pound sterling to dollars, that increase was reduced to 4%,” said Steve Quinlan, Neogen’s chief financial officer. “That impact was felt not only on the top line for the quarter, but down to our bottom line. Despite these challenges, Neogen experienced another strong quarter of cash generation, and our increase in operating income exceeded our rate of growth in revenues — which provides evidence of general operational strength throughout Neogen.”

Revenues for the company’s Food Safety segment increased 14% during the third quarter, compared to the prior year, aided by the Oct. 1, 2014 BioLumix acquisition. Sales of Neogen’s rapid tests for food allergens continued their strong performance, improving approximately 15% in the current quarter compared to the prior year’s third quarter. The growth was aided by Neogen’s effective response to the discovery of large-scale contamination of cumin and other spices with peanut and other known food allergens.

Third quarter revenue also included a 6% increase in sales of natural toxin test kits. This included a 27% increase in sales of tests to detect the mold toxin deoxynivalenol (DON), as Neogen responded to an outbreak of the toxin in the North American and European wheat crops, and its products continue to increase their market penetration. The increase in DON kit sales more than offset a slight decrease in sales of kits to detect aflatoxin in the quarter, as last year’s clean corn crop resulted in less downstream testing for the toxin in the current quarter compared to the prior year quarter.

Sales of Neogen’s general microbiology products increased 47% in fiscal 2015’s third quarter compared to the prior year, in part due to the BioLumix acquisition. The company believes there is a strong synergistic relationship between the similar BioLumix and Soleris test systems. Sales of Soleris disposable vials increased 11% in the current quarter, and sales of BioLumix products have exceeded budget expectations in Neogen’s first year of ownership.

Current year third quarter revenue increases of 7% for the company’s Animal Safety segment were aided by last year’s acquisition of Chem-Tech (agricultural insecticides). Sales of the Chem-Tech product line continue to exceed expectations, as the products have benefitted from Neogen’s sales and marketing organization. Sales of the company’s rodenticides increased nearly 40% in the current quarter compared to prior year, as Neogen responded to a rodent outbreak in orchard crops, and its products have gained increased acceptance in the important agricultural rodenticide market.

Revenues from GeneSeek, the company’s Nebraska-based genomics service laboratory, increased approximately 29% in the current quarter compared to fiscal 2014’s third quarter. This increase resulted from growing acceptance of its proprietary genomic products, and by the increased operational capacity gained from the move into larger and upgraded facilities in May 2014. Neogen recently introduced new cattle genomic tests that screen DNA for about 150,000 gene-marker variations linked to important traits in breeding stock.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Feb. 28		Nine months ended Feb. 28
	2015	2014	2015	2014
Revenue
Food Safety	$31,965	$28,020	$95,883	$86,417
Animal Safety	36,444	33,976	108,580	93,726

Total revenue	68,409	61,996	204,463	180,143
Cost of sales	34,706	31,291	102,476	89,583

Gross margin	33,703	30,705	101,987	90,560
Operating expenses
Sales & marketing	12,655	11,986	37,617	33,529
Administrative	6,522	6,320	18,629	18,135
Research & development	2,366	2,106	7,245	6,496

Total operating expenses	21,543	20,412	63,491	58,160

Operating income	12,160	10,293	38,496	32,400
Other income (expense)	(526)	(40)	(728)	(522)

Income before tax	11,634	10,253	37,768	31,878
Income tax	4,225	3,700	13,625	11,400

Net income	$7,409	$6,553	$24,143	$20,478
Net loss (income) attributable to non-controlling interest	$45	$22	$(1)	$143

Net income attributable to Neogen Corp	$7,454	$6,575	$24,142	$20,621
Net income attributable to Neogen Corp per diluted share	$0.20	$0.18	$0.65	$0.56
Other information:
Shares to calculate per share	37,536	37,233	37,399	37,149
Depreciation & amortization	$2,681	$2,427	$7,852	$6,641
Interest income	66	28	158	88
Gross margin (% of sales)	49.3%	49.5%	49.9%	50.3%
Operating income (% of sales)	17.8%	16.6%	18.8%	18.0%
Revenue increase vs. FY 2014	10.3%		13.5%
Net income vs. FY 2014	13.4%		17.1%

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED

BALANCE SHEET DATA

(In thousands)

	Feb. 28 2015	May 31 2014
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$102,148	$76,496
Accounts receivable	52,887	51,901
Inventory	55,096	51,178
Other current assets	7,215	9,171

Total current assets	217,346	188,746
Property & equipment, net	43,543	41,949
Goodwill & other assets	117,546	114,606

Total assets	$378,435	$345,301

Liabilities & Equity
Current liabilities	$26,551	$24,967
Long-term debt	0	0
Other long-term liabilities	15,171	14,034
Equity: Shares outstanding 37,042 in Feb. & 36,732 in May	336,713	306,300

Total liabilities & equity	$378,435	$345,301

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